EXHIBIT 99.1

Simmons First National Corporation Announces Agreement to Acquire First Texas BHC, Inc.

PINE BLUFF, Ark., Jan. 23, 2017 (GLOBE NEWSWIRE) -- Simmons First National Corporation (NASDAQ:SFNC) (“Simmons” or “Company”) announced today that it has entered into a definitive agreement and plan of merger (“Agreement”) with First Texas BHC, Inc. (“First Texas”).  According to the terms of the Agreement, Simmons will acquire all of the outstanding common stock of First Texas in a transaction valued at approximately $462 million (based on the Company’s common stock closing price as of January 20, 2017).  First Texas is headquartered in Fort Worth, Texas, and is the parent company of Southwest Bank (“Southwest”).

“We are thrilled to welcome the customers and associates of Southwest Bank to the Simmons family,” said George A. Makris, Jr., Simmons’ Chairman and CEO.  “Late last year, Simmons announced its introduction into the Texas markets with our proposed acquisition of Bank SNB.  We now have the opportunity to substantially grow our presence in the Fort Worth metropolitan area by joining with one of the best run, most respected financial organizations in Texas.  Vernon Bryant and his leadership team are exemplary bankers who understand the industry and get the importance of excellent customer service.  Their success, both for their customers and for their organization, makes me confident that we have teamed with another great banking partner.  The Southwest Bank brand itself is very well known and respected, and represents a legacy of quality banking service.  Because of that legacy, we will retain the Southwest Bank brand.”

First Texas’s Financial Highlights (as of September 30, 2016):

· Assets:	$2.0 billion
· Loans:	$1.8 billion
· Deposits:	$1.5 billion
· Branches:	16

“We at First Texas are excited about the strategic partnership with Simmons,” said Vernon Bryant, First Texas’s Chairman and CEO.  “Simmons is a top-notch, fast-growing regional bank.  With that comes additional products and services, as well as a larger balance sheet, that can only result in substantial benefits for our customers.  Since First Texas began, our focus has always been on the customer, and I know that as part of the Simmons team we will continue that legacy.”

Under the terms of the Agreement, First Texas’s shareholders and other equity rights holders will receive, in the aggregate, 6,500,000 shares of the Company’s common stock and $70 million in cash, all subject to certain conditions and potential adjustments.  Completion of the transaction is expected during the third quarter of 2017 and is subject to certain closing conditions, including approval by the shareholders of both First Texas and the Company, as well as customary regulatory approvals.  After closing, Southwest is expected to continue operations as a separate bank subsidiary of Simmons for an interim period until it is merged into Simmons Bank.

Stephens Inc. served as financial advisor to First Texas, and Fenimore, Kay, Harrison & Ford, LLP served as First Texas’s legal advisor.  Mercer Capital Management, Inc. served as financial advisor to Simmons, and Covington & Burling LLP served as Simmons’ legal advisor.

About Simmons First National Corporation

Simmons is a financial holding company, headquartered in Pine Bluff, Ark., with total assets of approximately $8.4 billion conducting financial operations throughout Arkansas, Kansas, Missouri and Tennessee. The Company, through its subsidiaries, offers comprehensive financial solutions delivered with a client-centric approach. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “SFNC.”

Conference Call

Simmons’ management will conduct a conference call to review this information beginning at 9:00 a.m. Central Time on January 24, 2017. Interested persons can listen to this call by dialing toll-free (866) 298-7926 (United States and Canada only) and asking for the Simmons First National Corporation conference call, conference ID 58414530. In addition, the call will be available live or in recorded version on the Company's website at www.simmonsbank.com.

Additional information regarding the acquisition is provided in a supplemental presentation available under the "Investor Relations" section on the Company's website at www.simmonsbank.com.

Forward Looking Statements

Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements of this type speak only as of the date of this news release.  By nature, forward-looking statements involve inherent risk and uncertainties.  Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements.  Forward-looking statements regarding the First Texas acquisition are based on currently available information.  Actual results could differ materially after the consummation of this acquisition.  Additional information on factors that might affect Simmons First National Corporation’s financial results is included in its Form 10-K filings with the Securities and Exchange Commission.

Additional Information and Where to Find It

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with this proposed transaction, the Company will file a registration statement on Form S-4 that will include a joint proxy statement of First Texas and the Company and a prospectus of the Company, as well as other relevant documents concerning the proposed transactions with the SEC. Investors and security holders are urged to read the registration statement and the joint proxy statement/prospectus and any other relevant documents filed with the SEC when they become available. These materials may be obtained free of charge at the SEC’s website at www.sec.gov; from the Company by directing such request to: Investor Relations, Simmons First National Corporation, 501 Main Street, P.O. Box 7009, Pine Bluff, AR 71611-7009 or from the Company’s Investor Relations page on its corporate website at www.simmonsbank.com; or from First Texas by directing such requests to: First Texas BHC, Inc., 4100 International Plaza, Suite 900, Fort Worth, Texas 76109, Attention: Lisanne Davidson, Telephone: (817) 298-5610.

The Company, First Texas, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company and First Texas, respectively, in connection with the proposed merger. Information about the directors and executive officers of the Company, and their respective ownership of the Company’s common stock, is set forth in the proxy statement for the Company’s 2016 annual meeting of shareholders, as filed with the SEC on Schedule 14A on March 14, 2016.  Additional information regarding all of the participants in the solicitation may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

FOR MORE INFORMATION CONTACT:

J. BURTON HICKS
Investor Relations Officer
Simmons First National Corporation
(870) 541-1000